Exhibit 10.56

October 20, 2014

Sterling Miller

Executive Vice President

Sabre Corporation

3150 Sabre Drive

Southlake, TX 76092

Dear Sterling:

As we discussed, your employment with Sabre Corporation (the “Company”) will terminate on October 31, 2014. Subject to your execution of the Company’s standard general release and your compliance with your obligations under Sections 8 and 9 of your employment agreement dated July 31, 2009 (the “Agreement”), you will receive the benefits to which you are entitled under the Agreement. Additionally, in connection with your termination and subject to the terms set out in this letter agreement (the “Letter Agreement”), the Board, given your unique circumstances, wishes to exercise its discretion as follows:

1.	Pro-rated Payment of 2014 Executive Incentive Plan. You will be eligible to receive your pro-rated Executive Incentive Plan (the “EIP”) annual bonus based on actual performance for the Company’s 2014 fiscal year. The bonus will be pro-rated based on the number of completed months of service in 2014 (83.3%), and the payout percent of the pro-rated target bonus will be calculated pursuant to the terms of the 2014 EIP. Payment will be made on the regularly scheduled payment date for bonuses under the 2014 EIP.

2.	Extension of Performance-Based Options. Notwithstanding anything to the contrary in the Sovereign Holdings, Inc. 2010 Management Equity Incentive Plan adopted June 11, 2007, as amended April 22, 2010 (the “2010 Plan”) or in your performance-based stock option grant agreements under the 2010 Plan (the “Performance-Based Options”), your Performance-Based Options will remain eligible to vest through April 30, 2016 subject to achievement of the vesting requirements set forth in the 2010 Plan. The Performance-Based Options (including the exercisability thereof) will otherwise remain subject to all terms and conditions of the 2010 Plan and related stock option grant agreements. On May 1, 2016, any outstanding Performance-Based Options shall be forfeited.

3.	Accelerated Vesting of Stock Options. All of your outstanding stock options (the “Options”) granted under the 2010 Plan, the Sovereign Holdings, Inc. 2012 Management Equity Incentive Plan (the “2012 Plan”) or the Sabre Corporation 2014 Omnibus Incentive Compensation Plan (the “2014 Plan” and collectively, the “Equity Plans”), other than the Performance-Based Options, that are scheduled to vest between October 31, 2014 and March 15, 2015, will vest on October 31, 2014 and will otherwise remain subject to all terms and conditions (including with respect to the exercisability thereof) of the Equity Plans to which such awards relate.All other unvested Options, that would vest following March 15, 2015, other than the Performance-Based Options (whose treatment is described above), will be forfeited as of October 31, 2014, and any outstanding vested Options, other than the Performance Based Options, shall be forfeited on January 30, 2015.

4.

Vesting of Performance RSUs. Any tranche of your awards of performance restricted stock units (the “Performance RSUs”) that were scheduled to vest on March 15, 2015 will not be forfeited or cancelled on October 31, 2014, and will remain eligible to vest on March 15, 2015, subject to achievement of certain performance measures set forth in the relevant Equity Plan, and will otherwise remain subject to all other terms and conditions set forth in the relevant Equity Plans and grant agreements to which such Performance RSUs relate. For the avoidance of doubt, any tranches of the Performance RSUs that were scheduled to vest following March 15, 2015 will be immediately forfeited as of October 31, 2014.

5.	Release. The extension of the exercisability of the Options, and the vesting of the Performance-Based Options and Performance RSUs provided in this Letter Agreement is contingent upon your execution of the Company’s standard form of release within 21 days following November 1, 2014 and such release becoming irrevocable.

If you agree to these terms, please sign and return to me at your earliest convenience. Sterling, I thank you for your service and contributions to Sabre.

Sincerely,

SABRE CORPORATION

/s/ Thomas Klein

Name: Thomas Klein

Title: President & CEO

Dated: October 20, 2014

Acknowledged and Agreed:

/s/ Sterling Miller

Sterling Miller

Date: October 30, 2014